Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated February 4, 2022, except for the effects of the reverse stock split discussed in Note 15 to the consolidated financial statements, as to which the date is October 13, 2022, relating to the financial statements, which appears in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-267579) of Prime Medicine, Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-267579) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
October 19, 2022